Exhibit 99.1

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

MEDIVATION, INC.

Moderator: Daryl Messinger

May 4, 2007

8:00 a.m. CT

Operator: Good day and welcome to the Medivation conference call. Today’s call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Daryl Messinger, please go ahead.

Daryl Messinger: Thank you, Operator and welcome everyone to Medivation’s clinical update conference call.

Before we begin, I would like to remind you that various remarks that we make on this call, including those about our product development program, clinical trial results, future financial plans and prospects, growth opportunities and competitive position, constitute forward-looking statements for the purposes of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements and all other statements that may be made on this call, that are not historical fact, are subject to a number of risks and uncertainties, that may cause actual results to differ materially. We refer you to our annual report on Form 10-KSB, for the year ended December 31, 2006, which includes information about factors that could affect the company’s financial and operating results. These forward-looking statements speak only as of the date of this presentation. And we disclaim any obligation to update these forward-looking statements.

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

With that, I will turn the call over to Dr. David Hung, President and CEO of Medivation.

David Hung: Thank you, Daryl. It’s a pleasure to welcome everyone to today’s conference call. Also with me are Dr. Lynn Seely, Medivation’s Chief Medical Officer; and Dr. Rachelle Doody, Lead Investigator of the Dimebon Phase 2 Clinical Trial.

Dr. Doody holds the Effie Marie Cain Chair in Alzheimer’s disease research at the Alzheimer’s Disease and Memory Disorder Center at the Baylor College of Medicine in Houston.

We’re pleased to review the additional Dimebon data that were presented yesterday during the American Academy of Neurology’s Annual Meeting in Boston. Of note, these data were also selected by AAN for inclusion in the scientific topic highlight session both for the clinical practice topic and the aging and dementia topic, because the data were considered among the most interesting and relevant research at the meeting.

First, some brief background on the design of the Phase 2 trial. This trial was a randomized, double blind, placebo controlled trial of 183 patients with mild to moderate Alzheimer’s disease. It included five efficacy endpoints that assess cognitive function, memory, ability to perform tasks of daily living, global function and behavior. These were the Alzheimer’s Disease Assessment Scale, cognitive sub scale, or ADAS-cog, the Clinician’s Interview Based Impression of Change with a caregiver interview, or CIBIC-plus, the Alzheimer’s Disease Cooperative Study Group, Activities of Daily Living, or ADCS-ADL, the Neuropsychiatric Inventory, or NPI, and the Mini Mental State Exam, or MMSE.

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

Together with our U.S. Alzheimer’s disease clinical advisors, we designed this study to match the pivotal registration studies of previously approved drugs for mild to moderate Alzheimer’s disease, including the patient inclusion/exclusion criteria, study duration of six months and clinical end points.

As we have previously announced, overall, Dimebon met all five efficacy endpoints with strong statistical significance compared with placebo. Dimebon treated patients demonstrated significant improvement versus placebo on the primary end point of ADAS-cog with a P value of less than 0.0001 and the key secondary endpoint of CIBIC-plus, again, with a P value of less than 0.0001. Dimebon treated patients also significantly outperformed placebo treated patients, with a P value of less than 0.01, on the three additional secondary endpoints – the ADCS-ADL, the NPI, and the MMSE.

Now turning to safety, Dimebon was well tolerated in our study. Dry mouth, which occurred in 13-and-a-half percent of Dimebon treated patients, was the only gastrointestinal side effect that occurred with an incidence higher than three percent. A dearth of GI side effects suggests to us that Dimebon’s adverse effect profile is different from that of approved cholinesterase inhibitors. We believe this finding bodes well for the use of Dimebon in combination with other anti cholinesterase Alzheimer’s disease treatments. I would now like to turn the call over to Dr. Rachelle Doody, the lead investigator in our Dimebon trial, to discuss the additional analysis that she presented yesterday in the aging and dementia session of the American Academy of Neurology Annual Meeting. As I stated earlier, Dr. Doody holds an endowed chair, and is the Director of the Memory Disorder Center at the Baylor College of Medicine.

Furthermore, Dr. Doody was the primary driver of the development of the CIBIC-plus assessment scale, one of the two assessment scales upon which drugs for the treatment of mild to moderate Alzheimer’s disease have been approved by the FDA. We’re delighted to have Dr. Doody participate in this call with us.

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

Rachelle Doody: Thank you, David. Before I begin discussing the trial data, I want to speak to my involvement with the Dimebon program, and why I consider the data to be important. I have worked closely with Medivation for nearly two years, and along with Drs. Paul Aisen, the Associate Director of the Alzheimer’s Disease Cooperative Study, and Mary Sano, the Director of Alzheimer’s Research at Mount Sinai Medical Center, have played a very active role in the design, implementation, and data analysis of the Dimebon trial.

I’d like to mention that Mary Sano and I attended the investigator’s meeting in Moscow and trained the investigators in this trial on the use of the assessment tools to evaluate Dimebon’s treatment effects. I was also in close contact with Dr. Lynn Seely, Medivation’s Chief Medical Officer, during the conduct of this study and reviewed all of the primary data at the end of the study. I believe that this study was rigorously conducted. It was designed and carried out with the same high standards as U.S. trials.

I have participated in many clinical trials involving international sites and I have confidence that Alzheimer’s disease studies can be rigorously conducted in those settings. I have confidence in the Dimebon data and, in fact, I will be the lead author on the Dimebon trial publication.

Four weeks ago in Salzburg I presented the primary data analysis of the Dimebon six-month trial. As David mentioned earlier, this trial is notable for the improvement seen on all five primary and secondary endpoints studied, which to my knowledge is the first trial to demonstrate such a consistent effect. Yesterday, I presented a new analysis from this study, showing that when separately examined, both mild and moderate Alzheimer’s disease patients treated with Dimebon improved, compared with placebo treated patients, on all five endpoints.

For example mean drug placebo differences at week 26 on the ADAS-cog, the primary endpoint, were 2.4 points in the mild population and 5.8 points in the moderate population. Now, this study

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

was not designed or powered to separately evaluate mild versus moderate patients. So we were encouraged to find that Dimebon, nonetheless produced a number of statistically significant improvements, across multiple end points in both the mild and the moderate sub populations.

But I want to emphasize that the value for statistical significance was not expected to be positive in this analysis. The specific findings were statistically significant drug placebo differences on all five endpoints in the moderate patients. These included the ADAS-cog, CIBIC-plus, MMSE, NPI and ADL. We also saw statistical significance on the MMSE in the mild patients, and the ADAS-cog and the CIBIC-plus approached significance despite the smaller sizes of these groups, and the fact that there was less decline in the placebo group on these measures.

Moving now to the percentage of patients improving, looking at the CIBIC-plus, which is the metric used for this analysis because it assesses whether the drug effect seen on other endpoints also produces a clinically relevant improvement in treated patients.

The overall CIBIC-plus response rate to Dimebon treatment, defined as no change or improved, was 81 percent of treated patients. Of this, 44 percent of treated patients showed improvement compared to 19 percent of the placebo group. The break down by severity is as follows: 42 percent of the mild patients improved with treatment, compared to 26 percent in the placebo group. And 45 percent of the moderate patients improved with treatment compared to 11 percent in the placebo group. I consider these response rates to be clinically meaningful.

Before I try to put this improvement rate in the context of current therapy, I must state for the record that it is not appropriate to compare data generated in separate trials. The most rigorous method for comparing treatment effects of different agents is to study them side by side in the same clinical trial. That said, a 2006 Cochrane meta-analysis of eight randomized double blind placebo controlled trials of currently approved Alzheimer’s disease drugs showed that a fairly homogeneous 24 percent of treated patients were improved on the CIBIC-plus after six months. The improvement rate in placebo patients in the published meta-analysis was 17 percent, similar to the 19 percent seen in the Dimebon study.

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

So I believe that these data show that Dimebon probably improved the course of Alzheimer’s disease in both mild and moderate patients. Of course, all of these results will need to be confirmed in other larger clinical trials for registration, but I am enthusiastic about these next steps, and will work closely with the Medivation team to further define the efficacy and safety profile of this drug.

With that, I will turn the call over to David Hung to conclude.

David Hung: Thanks, Rachelle. In summary, Dimebon improved the clinical course of both mild and moderate Alzheimer’s disease patients, compared to placebo in the six-month trial. Subject to the caveat that Rachelle made about comparing drugs across multiple studies, we are also encouraged that 44 percent of Dimebon patients improved on therapy, almost double the 24 percent improvement rate reported in the published literature for approved Alzheimer’s drugs. We believe that our Dimebon trial results are compelling, as the improvements caused by Dimebon were seen consistently across all outcome measures, including cognition, behavior, activities of daily living, and global function.

We are currently conducting a blinded extension of this trial, which allows patients to continue treatment in their original group for up to one year. We have been accepted to present results of this one year trial at the Alzheimer’s Association International Conference on Prevention of Dementia in Washington D.C., on Tuesday, June 12.

With that, Drs. Rachelle Doody, Lynn Seely, and I would be happy to answer any of your questions. Operator, please poll for questions.

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

Operator: Thank you, sir. To signal for a question on today’s call, please press the star key followed by the digit one on your touch-tone telephone. Once again, that is star one to signal for a question. Please be sure your mute function is disengaged, so your signal can reach us. Again, it is star one.

We’ll go first to Bill Tanner with Leerink Swann.

Bill Tanner: Thanks for taking the question. I don’t know if it was mentioned in the presentation yesterday, actually I was there, the percentage of patients that are mild and moderate within each of the treatment arms, was that – has that been disclosed.

Rachelle Doody: Yes, it was approximately 50 percent in each of the groups. The differentiation point was MMSE, greater than 18 or 18 and below.

Bill Tanner: OK. And then, just on the – Dr. Doody, you know, thinking about these data in mild versus moderate, you know, somewhat comparable, I guess to what you would expect to see for other Alzheimer’s drugs. So I guess the question, you know, is there any inference that could be made by that differential response, you know, as to if the mechanism on Dimebon is mainly going to be through acetyl cholinesterase inhibition and NMDA receptor antagonism? Or can we – is there a possible to infer anything as to neuroprotection?

Rachelle Doody: Well Bill, let me address two parts of what you said. The first part is, you know, is it any different? There’s one thing that does strike me a little bit that we saw improvement, and approximately the same degree of improvement over baseline, in both the mild and moderate patients. In other agents that’s not exactly what we saw. We tended to see less improvement over baseline in the moderate patients, with the drug placebo difference in moderate patients driven more by placebo group decline. So the first part of that statement, I do see a little bit of a difference, don’t know the significance yet.

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

The second question is can we infer mechanism by anything that we’ve done so far. And I would say, no, we have to be able to infer that there is some type of symptomatic effect at the very minimum because we saw improvements over baseline. Whether the widening drug placebo differences at week 26 speak to any other mechanism to the drug, underlying the presumed cholinesterase inhibitor or NMDA receptor antagonist effects, we don’t know yet, and study designs will have a great deal of difficulty sorting out disease modifying versus symptomatic mechanism.

Bill Tanner: And then, I guess, just one last question, on the dry mouth 13 percent, just curious if you could speak to how that would have potentially or not potentially unblinded the treatment, or how it could have influenced the way, I guess, the patients are actually assessed?

Rachelle Doody: Yes, dry mouth at 13 percent would not be frequent enough to have influenced the outcome. There were a few patients with placebo who did have dry mouth. And in these trial settings it is difficult to ever be sure that a side effect is drug related. Now we would, going forward, assume that dry mouth probably is related to drug, but I don’t think it influenced the results.

Bill Tanner: OK. Thanks.

Operator: We go next to Michael Yee with RBC Capital Markets.

Michael Yee: Great, thanks. A question for Dr. Doody. In understanding the logistical design of the trial patients may have been on some sort of break before they moved into the extension stage. Can you maybe hypothesize how you think that would impact the trial outcome? And/or how are you accounting for that?

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

Rachelle Doody: Yes, well, you know, at the end of the double blind, everybody was offered the opportunity to go on to the blinded extension, in which they remained in their original treatment groups, and there wasn’t a break between the studies. It was about 88 percent who decided to go forward. So, you know, that’s not as good as if you had a one year randomized study from the start, but it’s about as good as you can get. So there was not a break between the two studies.

Michael Yee: So patients, just to clarify, patients were – from every day going forward, they were able to have drug. There was no break between -

Rachelle Doody: Drug or placebo, yes.

Michael Yee: OK. And then, I guess, can you hypothesize maybe about any potential reduced or maybe synergistic effects if patients had been given cholinesterase inhibitors, you know, given the overlapping mechanisms of action?

Rachelle Doody: Yes, you know, that’s kind of fun to speculate about. We don’t have the formal interaction studies yet, that we can still do. But because Dimebon’s cholinesterase inhibition action is primarily butyrylcholinesterase it does raise the possibility that you could give it in combination with an agent that’s primarily an acetyl cholinesterase inhibitor such as donepezil. So that still remains a possibility.

The NMDA receptor activity antagonism is such that, you know, from my perspective, I don’t see as much value in combining with another NMDA receptor antagonist. So I think there remains the synergy with an acetyl cholinesterase inhibitor.

Michael Yee: OK, great.

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

David Hung: And also, Mike, the point we’ve also made previously is that given the fact that our GI side effect rate cumulatively were less than three percent, which are fairly low compared to other cholinesterase inhibitors, like Exelon, we believe that also bodes well for the combination of agents, possibly without additional toxicity.

Michael Yee: OK. And then, I guess, David, can you kind of clarify or confirm when you plan to actually start the Phase 1 here in the U.S.? And when you’d be able to better disclose what your plans are for Phase 2?

David Hung: I’m going to turn that over to Lynn Seely.

Lynn Seely: Yes, thanks, David. Yes, we have actually initiated our Phase 1 program in the United States. We do have an active IND and that program is in progress.

Michael Yee: For Alzheimer’s?

Lynn Seely: For Alzheimer’s disease, yes.

Michael Yee: So that’s actually enrolling and going on here.

Lynn Seely: That’s correct.

Michael Yee: OK and then your plans for Phase 2.

Lynn Seely: So the plans for Phase 2, we have stated that we will be doing a dose finding study in the second half of this year.

Michael Yee: And would you expect the design to be similar to the Russian study?

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

Lynn Seely: We haven’t finalized the design of that trial yet, but it will be to get a little bit more information surrounding dose.

Michael Yee: OK. Thank you.

Operator: And we’ll go next to Raymond Myers with Emerging Growth Equity.

Raymond Myers: Thank you and congratulations on further excellent results. Dr. Doody, I was hoping you could describe the shape of the curves in both the mild and moderate groups. I think, one of the most important things from our perspective in the overall data was the – what we called the shape of the curve, or the fact that the improvement seemed to be increasing out to 12 weeks – sorry – out to 24 weeks, rather than declining as it typically does with other drugs. Can you comment on the shape of the curve and the two sub populations?

Rachelle Doody: Yes. Recognizing that, you know, you don’t want to over read the shape of curves. It doesn’t really translate back into mechanisms but we did see, you know, in most of the registration studies for the drugs that are currently marketed by week 12, you were peaking the improvement over baseline, and you were coming back down towards baseline by week 26.

In both the mild and moderate groups in general across these outcome measures, we still saw a sustained benefit at week 26. I don’t want to say it was necessarily still on the rise, it may well have been. But we saw, at least, a sustained benefit for most of the outcome measures with a suggestion not only that the drug treated group was doing as well or better at week 26, but that the placebo group was continuing to decline. So there is a sense of a widening difference.

Raymond Myers: So it was the same shape of the curve at the final endpoint, the 26 weeks in both the mild and the moderate, or were there slight differences in the way that those shapes trend?

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

Rachelle Doody: Well I would say that they were not identical for most of the measures. They were almost identical for the ADAS-cog. But there were very slight differences.

Raymond Myers: I guess what I’m trying to get at is, is the slope still increasing on both of the groups? Or was it a different slope for the mild versus the moderate?

Rachelle Doody: Yes. You know, if you go and look at each line most of the lines show a very continuous shape. On things like the MMSE you see a little bit of a roughness to the shape of the curve. So you can’t make one statement that covers every curve. But in general, they are still increasing in both groups.

Raymond Myers: OK. That’s what I was trying to get clear. Thank you. And what does that, then tell us, about the possibility that Dimebon might be efficacious in severe Alzheimer’s, the fact that there was similar improvement in mild as well as moderate? Does that say anything about its potential for efficacy in severe?

Rachelle Doody: Yes. I think that, you know, given the experience that I’ve had in the past with donepezil in which the development program began with mild to moderate disease, and then went on to severe, the shapes of the improvement curves in severe were the same as they were in the overall mild and moderate combined or just the moderate group. So I think there’s likelihood that we would see the same thing with Dimebon.

Raymond Myers: I think that’s from a business perspective is a fairly important point, thank you.

Rachelle Doody: Thanks for bringing it up.

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

Raymond Myers: Would you anticipate that adding additional therapies to Dimebon would effect the percentage of patients who improved? I think you touched on that a little bit, but maybe you could talk about the mechanism of Dimebon, compared with some other therapies and what those combinations might be.

Rachelle Doody: You know, with all of the therapies that we’ve developed in the dementia field, they have multiple actions in various models. And we pick the ones that we think are most pertinent to dementia. And then, over time, we study these compounds, and learn more about them.

Given the fact that this compound binds the various receptors including the NMDA receptor at concentrations that are physiologically relevant, I think that the NDMA receptor activity is probably part of what we’re seeing.

In the drug development program in Alzheimer’s disease, we’re seeing that adding a cholinesterase inhibitor, specifically donepezil to an NDMA receptor antagonist, such as what was reported in JAMA by Tariot et al, we saw that there was a synergy there. So whether there’s synergy in this drug, between the NMDA receptor antagonism and the butyrylcholinesterase inhibition seems like a possibility. But as David pointed out, we don’t see a lot of cholinergic side effects.

Rivastigmine is a predominantly butyrylcholinesterase inhibitor, and we do see a lot of cholinergic side effects with that drug. So I don’t know how much the cholinesterase inhibition is contributing in this drug, and whether there are other mechanisms of relevance. And as you probably know there are many pre clinical studies underway looking at effects of Dimebon, for example, on mitochondrial permeability transition pores and other things.

So many things we could speculate about mechanisms. Returning to the part of your question, could we see synergy with combinations? I think that’s intriguing. And that if we had a drug that was primarily an acetyl cholinesterase inhibitor and added it to Dimebon, I think we could see incremental differences.

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

Raymond Myers: Good. And you did bring up an important study published in JAMA, the combination of donepezil and memantine.

Rachelle Doody: Yes.

Raymond Myers: Can you compare and contrast the data that we’ve gotten from Dimebon, with the data of that combination therapy, since Dimebon has – it targets the two primary mechanisms of those – of that combination therapy?

Rachelle Doody: I think there are some important differences between the studies. And as I mentioned, earlier in this conference, you really can’t compare outcomes across studies. If you really want to compare, you have to randomize the same patients within the same trial. So, you know, understanding that no statements that we make about such a comparison, are the same as if we had actually done the study, OK. But for the purposes of following through with your line of thought, we can say that the importance differences are donepezil had been in place for most of the patients in the Tariot study, an average of two years, before the memantine was added. So that in itself, may be an important difference.

In this trial, we saw improvement over baseline; both groups were mild to moderate patients. In this trial, we saw that the treatment effect was not driven by decline in the placebo group, I think that might be a difference. In that trial, towards the end of the study, there was a sloping down of the treatment effect size curve but enough decline in the placebo group that there was still a drug placebo difference.

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

Raymond Myers: So there was a sloping down even in the combination. Yet we did not see a similar sloping down in our study.

Rachelle Doody: Again, I don’t want to over read these lines, but there was a slight difference.

Raymond Myers: OK. That’s again, fairly important. Thank you very much.

Rachelle Doody: You’re welcome.

Operator: And we go next to Jeff Goater with Cowen and Company.

Jeff Goater: Hi, good morning. And thanks for taking the questions. Maybe a couple for David, and then a couple for Dr. Doody.

David, you know, in terms of the subgroup analysis could you remind us in terms of disease severity, which type of patients you will be enrolling in the U.S. trials? And has that all been influenced by the sub group analysis that was presented yesterday? And then the second question on the dose ranging study, do you plan on pushing the 60 milligram per day dose, or, you know, investigating doses below the 60 milligrams per day?

And then, Dr. Doody, you had mentioned that the Dimebon Phase 2 data is going to be published here in the future. Any sense on when we might see that article, and then, secondly, could you just comment on the rate of depressed mood seen in the Dimebon treated group, versus the placebo treated group? Thank you.

David Hung: I’m going to turn over the first two questions to Lynn and then have Rachelle answer the second two.

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

Lynn Seely: So the first question was, what are our plans for Phase 3 with respect to the data that were just presented yesterday in the mild to moderate patients, as I recall. And certainly, we will consider those data. I think what’s very nice is that both the mild and the moderate patients showed the treatment effect. And that we can feel confident that we can continue to study the mild and moderate patients in our Phase 3 effort, but we’ll definitely take those into account.

The second question is about dose. And as we are in the very fortunate position that the 60 milligram dose – the 20 milligram three times a day dose – was shown to be nicely effective in this initial Phase 2 study. So we already have an effective dose and certainly that will be where we center our dose findings around.

Jeff Goater: Lynn, can you just confirm that it is the three times daily that you’re moving into the U.S. trials?

Lynn Seely: Yes, our goal is to move to registration as soon as possible. And we believe that this is the quickest path. And with the efficacy and safety data that we have, we think we’re in good shape with that regimen. Of course, lifecycle management will move forward.

Jeff Goater: Great, thanks.

Rachelle Doody: OK. With respect to your two questions for me, the publication, I don’t think there are any editors on the line. So, you know, we have to go through the peer review process, et cetera, and I can’t give you a – I don’t have a publication date for you to give, but it will be as quickly as possible. We all want to get these data out in the public domain so that we can talk about them in greater depth.

Secondly, you asked about depression or depressed mood. You know, what I presented yesterday is that the rate of reporting for depressed mood was 13.5 percent in Dimebon versus

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

5.3 percent in the placebo treated patients. So that’s the difference that met our- you know the criteria for potential importance, greater than three percent in either group and twice the rate in Dimebon compared to placebo. This is something that will have to be watched in the future. You can speculate, well maybe people became more aware of themselves and their condition, when they were on treatment, that’s one thought. However, we went back to the NPI and looked at the depression sub scales on the NPI, and we really didn’t see any NPI sub item differences, even, you know, non-statistically significant ones in those two scales. So we don’t know if this is going to be a signature side effect of Dimebon in a low percentage of patients or not, but it is something we will watch carefully in the future trials.

Jeff Goater: Great. Thank you very much.

Rachelle Doody: You’re welcome.

Operator: And again as a reminder to participants, to signal for a question, please do so by pressing star one on your touch-tone telephone. We go next to Ram Selvaraju with Rodman and Renshaw.

Ram Selvaraju: Hi, thanks very much for my taking my question. This is really directed towards Dr. Doody, if you could perhaps comment on the efficacy level seen with Namenda in moderate Alzheimer’s patients after six months. And how that level of efficacy compares to what you’ve seen with Dimebon so far, including of course, the caveat that as you mentioned earlier, the most appropriate way to compare agents is in the same clinical trial.

Rachelle Doody: Yes. Well there’s another problem with making the comparison that you’re recommending and that is that the memantine studies included moderate to severe patients. So although the moderate part clearly overlaps in MMSE range with the patients that were in this trial and in our sub analysis, they didn’t separately break out the moderate versus the severe. So it would really be impossible to make the kind of comparisons that you are suggesting.

MEDIVATION, INC.

Moderator: Daryl Messinger

05-04-07/8:00 a.m. CT

Confirmation # 1556484

Ram Selvaraju: OK, thank you.

Rachelle Doody: Because the disadvantage is them, they include more severe patients.

Ram Selvaraju: Thank you.

Operator: And with no further questions, I’d like to turn the call back to Dr. Hung for any additional or closing comments.

David Hung: Well thank you all, again, for participating in this call. We look forward to giving you further updates as we proceed with our clinical development of Dimebon. Thank you very much.

Operator: And that does conclude today’s call. Again, thank you for your participation. Have a good day.

END